Exhibit 10.2

CASE NEW HOLLAND INDUSTRIAL INC. 2005 DEFERRED COMPENSATION PLAN

Restated Effective August 1, 2023

CASE NEW HOLLAND INC.
2005 DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS
ARTICLE 1 ESTABLISHMENT AND PURPOSES...................................................................... 1
1.1 Establishment and History..................................................................................… . 1
1.2.Purposes........................................................................................................… ..… 1

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3.2 Duration of Participation...................................................................................….. 10

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Page
ARTICLE 8 DISTRIBUTIONS.................................................................................................... 20
8.1 Charges Against Accounts........................................................................…........... 20
8.2 Payment of a Participant's Account and Share Equivalent Account upon Termination of Employment by Reason of Retirement or Disability..................… ........... 20
8.3 Payment of a Participant's Account and Share Equivalent Account upon Termination of Employment for Reasons Other than Retirement,

8.6 Payment of a Participant's Account and Share Equivalent Account upon

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ARTICLE 1 ESTABLISHMENT AND PURPOSES
Establishment and History. The Case New Holland Industrial Inc. 2005 Deferred
Compensation Plan (the "Plan") was adopted effective as of January 1, 2005. Prior to March 1, 2014, the name of the Plan was the Case New Holland Inc. 2005 Deferred Compensation Plan. The Plan operated through December 31, 2008 in compliance with the provisions of Code section 409A and applicable guidance published prior to 2008. The Plan was amended and restated effective as of January 1, 2008 to conform to the provisions of Code section 409A and the final regulations under section 409A. The first restatement of the Plan also reflected the merger into the Plan of the Case New Holland Inc. Deferred Compensation Plan (the "Prior Plan") under which participation; deferrals and vesting were frozen as of December 31, 2004. The Prior Plan is incorporated as Exhibit A. Amounts earned and vested under the Prior Plan as of December 31, 2004 are separately accounted for under this Plan and the terms of the Plan applicable to these "grandfathered" amounts have not been materially modified within the meaning of Code section 409A after October 3, 2004.
The Plan was amended and restated a second time effective September 1, 2010 (the "Second Amendment Date") to permit certain eligible employees to make deferrals of RSUs and PSUs (each as defined below). The Plan was amended and restated a third time, effective January 1, 2012 (the "Third Amendment Date"). The changes made to the Plan on the Third Amendment Date shall not apply to Grandfathered Deferred Amounts.

The Plan was amended and restated a fourth time effective August 1, 2023 (the "Fourth Amendment Date"). The changes made to the Plan on the Fourth Amendment Date shall not apply to Grandfathered Deferred Amounts.
Purposes. The primary purposes of the Plan are to provide certain employees of Participating Employers the opportunity to voluntarily defer a portion of their compensation, subject to the terms of the Plan, and to protect against reductions in tax deferred contributions, Employer matching contributions, and prior to January 1, 2016, Employer fixed contributions under the Retirement Savings Plan (as defined below), which may otherwise be limited by operation of certain United States tax laws. Effective as of September 1, 2010, the Plan also provides a broader group of eligible employees the opportunity to defer RSUs and PSUs granted under the CNH Global N.V. Equity Incentive Plan (the "EIP").
The Plan is intended to constitute an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees as described in Parts 2, 3 and 4 of Title I of ERISA.
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ARTICLE 2 DEFINITIONS
Account. An individual bookkeeping account established for each Participant pursuant to section 6.1.
Accounting Date. The last day of the Plan Year and each business day of the Plan Year or such other dates as the Plan Administrator deems appropriate.
Bonus. The amount of cash that a Participating Employer may award a Participant as part of the Company's annual variable pay plan. Additionally, sales incentive payments are included in the Plan's definition of Bonus. For this purpose, the term "Bonus" shall not include Foreign Compensation.
CNHI Company or CNHI Companies. The Company and any corporation, trade or business during any period that it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses (as described in sections 414(b) and (c), respectively, of the Code).
Cause. The admission by or the conviction of the Participant of an act of fraud, embezzlement, theft, or other criminal act constituting a felony under U.S. laws involving moral turpitude, as determined by the Plan Administrator in its sole discretion.
Change in Control. The occurrence of a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of a Participating Employer, as determined by the Board of Directors of the Company, provided such event qualifies as a change in control within the meaning of Treasury regulation section 1.409A- 3(i)(5). In order for an event to constitute a change in control with respect to a Participant, except as otherwise provided in applicable regulations, the event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant's Account (or all corporations liable for payment if more than one), or such other corporation identified by the Plan Administrator in accordance with Treasury Regulation section 1.409A-3(i)(5)(ii)(A)(3).
CNHI Stock. "Stock" as defined under the EIP.
Code. The Internal Revenue Code of 1986, as amended from time to time.
Code section 409A. The phrase Code section 409A shall mean Code section 409A and any regulations or other guidance issued from time by the Internal Revenue Service with respect to said Code section.
Company. Case New Holland Industrial Inc., a Delaware corporation, any successor to all or substantially all of the Company's assets or businesses, and any other CNHI Company that with the approval of Case New Holland Industrial Inc. assumes the Plan as primary Plan sponsor. Prior to March 1, 2014, the Company was known as Case New Holland Inc.
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Compensation. Base salary paid for services through a United States payroll of a CNHI Company during any calendar year. Compensation shall be determined before reduction for amounts deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any CNHI Company and shall be determined to include amounts not otherwise included in the Participant's gross income under Code sections 125, 402(g) or 132(f)(4) pursuant to plans established by any CNHI Company; provided, however, that all such amounts shall be included in Compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant. For this purpose, the term "Compensation" shall not include Foreign Compensation.
Deferral Election. An election made by a Participant in accordance with section 4.2 or
4.5 to defer Compensation, Bonus, PSUs and/or RSUs and have the deferred amount credited as either Participant Deferral Credits or Share Equivalents, as applicable.
Disability.
(a)With respect to Grandfathered Deferred Amounts, "Disability", unless otherwise uniformly defined by the Plan Administrator, means a physical or mental condition which, in the judgment of the Plan Administrator (based upon medical reports and other evidence satisfactory to the Plan Administrator) and pursuant to uniform principles consistently applied, presumably permanently prevents an individual from satisfactorily performing his duties for a CNHI Company and the duties of such other position or job for which the individual is qualified by reason of his training, education or experience. A Participant shall be deemed to have incurred a Disability if the Participant is eligible for benefits under the CNHI Company's long-term disability plan.
(b)With respect to Post-'04 Deferred Amounts, a Participant shall be deemed to have a Disability if the Participant:
(i)is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that it expected to result in death or to last for a continuous period of at least 12 months; or
(ii)because of any medically determinable physical or mental impairment that is expected to result in death or to last for a continuous period of at least 12 months, is receiving income replacement benefits for a period of at least three months under an accident and health plan covering employees of a CNHI Company; or
(iii)is determined to be disabled by the Social Security Administration. EIP. The CNH Global N.V. Equity Incentive Plan.
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Employer Contributions. Prior to January 1, 2016, Employer Contributions meant "fixed contributions" and "profit sharing contributions" within the meaning of the Retirement Savings Plan and any other employer contributions under the Retirement Savings Plan not based in whole or in part on a Participant's elective contributions. The Company ceased making Employer Contributions to the Retirement Savings Plan for Plan Years beginning on and after January 1, 2016.
ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
Financial Hardship.
(a)With respect to Grandfathered Deferred Amounts, a severe Financial Hardship results from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, a Financial Hardship shall not be considered to exist if the hardship is or may be relieved: (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (c) by cessation of deferrals under the Plan and such cessation is permissible under the terms of the Plan. Examples of what are not considered to be severe Financial Hardships include the need to send a Participant's child to college or the desire to purchase a home. The existence of a Financial Hardship, the manner in which, if at all, such Financial Hardship may result in the cessation of a Participant's future deferral opportunities under the Plan and/or the manner in which, if at all, payment of deferred amounts to the Participant shall be altered or modified, shall be determined in the sole discretion of the Plan Administrator and Plan Administrator's decision on such matters shall be final, conclusive and binding on all persons.
(b)With Respect to Post-'04 Deferred Amounts, the phrase Financial Hardship shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or the Participant's dependent (as defined in Code section 152(a)); loss of the Participant's property due to casualty; imminent foreclosure on or eviction from the Participant's primary residence; the need to pay for medical expenses and the costs of prescription drugs; the need to pay funeral expenses of the Participant's spouse or a dependent (as defined in Code section 152(a)); or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the Participant's control. A Participant requesting a payment on the basis of the occurrence of a Financial Hardship shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require. The Plan Administrator reserves sole discretion to determine whether or not a Financial Hardship, within the meaning of Code section 409A has occurred.
Foreign Compensation. Any amounts earned by the Participant for services provided to, or amounts paid by, a Foreign CNHI Affiliate (regardless of whether the amounts are paid through a United States payroll).
Foreign CNHI Affiliate. The term "Foreign CNHI Affiliate" shall mean any CNHI Company that is not organized as a U.S. corporation, trade or business.
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Grandfathered Deferred Amounts. Amounts credited to a Participant under the Prior Plan which were also vested under the Prior Plan prior to January 1, 2005. Grandfathered Deferred Amounts shall not be subject to the requirements of Code section 409A.
Grant Date. The date PSUs or RSUs, as applicable, are granted to a Participant under the
EIP.
2.23    Investment Option. An investment fund, index or vehicle selected by the Plan
Administrator and made available to Participants for deemed investment of their Accounts.
Key Employee. An individual who meets the criteria of a Key Employee as defined Code section 416(i) (1)(A)(i), (ii) or (iii) without regard to section 416(i)(5) at any time during the 12-month period ending on each December 31. If an individual is a Key Employee as of any December 31, the individual shall be treated as a Key Employee for purposes of the Plan for the entire 12-month period beginning on the April 1 immediately following the December 31 on which the individual is identified as a Key Employee.
Participant. An individual who meets the requirements of Article 3.
Participant Access System. The online administration system that provides Participants with continual access to information about their Accounts and the ability to reallocate Investment Options (as described in section 6.3).
Participant Deferral Credits. Credits made to a Participant's Account pursuant to a Participant's Deferral Election and as described in section 4.1.
Participating Employer. The Company and any other CNHI Company that, consistent with authorization by the Company, maintains the Plan and any successor to a Participating Employer that is a CNHI Company. A Participating Employer shall be deemed to appoint, as its exclusive agent, the Company and Plan Administrator to exercise on behalf of the Participating Employer all of the power and authority conferred by this Plan on the Participating Employer.
The authority of these agents shall continue until this Plan is terminated as to the Participating Employer.
Performance-Based Compensation. For purposes of section 4.5(b), the term Performance-Based Compensation shall be defined as follows (interpreted consistently with the requirements Treasury Regulation 1.409A-1(e)):
Performance-Based Compensation means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the
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criteria is established. Performance-Based Compensation shall be separately designated under the terms of this Plan.
(a)Performance criteria applicable to the compensation designated as Performance- Based Compensation shall only be considered satisfied before the end of the performance period upon a death, Disability or a Change in Control (regardless of any provisions or documents governing the designated compensation). Any payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute Performance-Based Compensation and shall not be deferred pursuant to an otherwise applicable Deferral Election.
(b)The term Performance-Based Compensation may include payments based upon subjective performance criteria, provided that the subjective performance criteria are bona fide and relate to the performance of the Participant, a group of employees that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization).
(c)Compensation payable for a service period that is equal to the value of a predetermined number of shares of stock, and is variable only to the extent that the value of such shares appreciates or depreciates, generally will not be Performance-Based Compensation. If the RSUs or PSUs (or any other award of equity-based compensation) are not Performance-Based Compensation based on the previous sentence, RSUs or PSUs (or any other award of equity-based compensation) may still constitute Performance-Based Compensation if entitlement to the compensation is subject to a condition that would cause the award to otherwise qualify as Performance-Based Compensation, such as a vesting condition that otherwise meets this definition of Performance-Based Compensation. Compensation is Performance-Based Compensation if it is based solely on an increase in the value of the service recipient, or a share of stock in a CNHI Company, which occurs after the date of a grant or award. Notwithstanding the foregoing, the attainment of a prescribed value for a CNHI Company (or a portion thereof), or a share of stock in a CNHI Company, may be used as a pre- established organizational criterion for purposes of providing Performance-Based Compensation.
Plan Administrator. The Company, which shall control and manage the operation and administration of the Plan. In accordance with Article 9, the Company may authorize one or more officers to act as Plan Administrator on its behalf.
Plan Year. The calendar year.
Post-'04 Deferred Amounts. Amounts credited to a Participant's Account under the Plan on or after January 1, 2005. Post-'04 Deferred Amounts are subject to the requirements of Code section 409A.
Prior Plan. The Case New Holland Inc. Deferred Compensation Plan, which was frozen and grandfathered, and which has been superseded, to the extent not grandfathered, by this Plan.
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PSU. Performance Share Units as defined under the EIP.
Retirement. A Participant's Separation from Service for reasons other than Cause on or after the attainment of either (1) age 62 or (2) age 55 if by age 55 the Participant has completed 10 years of continuous service from the Participant's most recent hire date. A Participant who incurs a break in service that does not result in a Separation from Service shall be deemed to have continuous service. A "break in service" is any period of absence from employment with a CNHI Company.
Retirement Savings Plan. The CNH Industrial U.S. Retirement Savings Plan, as in effect from time to time and, to the extent provided by the Plan Administrator, any other defined contribution plan which is maintained by a CNHI Company and is qualified under section 401(a) of the Code, and successors to such plans. The Retirement Savings Plan was previously known as the CNH U.S. Retirement Savings Plan.
RSU. Restricted Stock Units as defined under the EIP.
Separation from Service. Termination of employment with the CNHI Companies. For purposes of determining whether a Participant has experienced a Separation from Service, the Plan Administrator shall apply an ownership threshold of at least 50% as a substitute for 80% minimum ownership when applying the Code's definition for determining a controlled group of CNHI Companies. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and all CNHI Companies reasonably anticipate that either (i) no further services will be performed for a CNHI Company after a certain date, or (ii) that the level of bona fide services the Participant will perform for any CNHI Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to all CNHI Companies if the Participant has been providing services to all CNHI Companies less than 36 months). If a Participant provides services for a CNHI Company as both an employee and as a member of the Board of Directors of a CNHI Company, to the extent permitted by Treasury Regulation section 1.409A-1(h)(5) the services provided by such Participant as a member of the Board of Directors of the CNHI Company shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee.
Share Equivalent. A bookkeeping entry made to a Participant's Share Equivalent Account that entitles a Participant to receive one share of CNH Stock, or an equivalent amount of cash, upon distribution of the Share Equivalent Account. Share Equivalents credited to a Participant's Share Equivalent Account shall not for any purposes be deemed issued and outstanding stock of any CNHI Company, and a Participant shall have no rights as a shareholder with respect to any credits to his or her Share Equivalent Account.
Share Equivalent Account. An individual bookkeeping account established for a Participant to record credits of Share Equivalents pursuant to deferrals of RSUs and PSUs.Sub-Account. A portion of a Participant's Account that is maintained for recording the manner in which amounts credited to a Participant's Account or Share Equivalent Account, as
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applicable, are payable in accordance with section 8.4. A Participant’s Sub-Account shall include other Sub-Accounts as the Plan Administrator determines to be necessary or appropriate for purposes of implementing separate distribution elections for deferrals and contributions made in separate years and/or for implementing a Participant’s investment election or otherwise.
Supplemental Credits. Supplemental Tax Deferred Credits, Supplemental Employer Matching Credits, Supplemental Discretionary Credits and Supplemental Employer Credits.
Supplemental Discretionary Credits. Credits made to a Participant's Account pursuant to section 5.5.
Supplemental Employer Credits. Credits made to a Participant's Account pursuant to section 5.3.
Supplemental Employer Matching Credits. Credits made to a Participant's Account pursuant to section 5.4.
Supplemental Tax Deferred Credits. Credits made to a Participant's Account pursuant to a Participant's Supplemental Tax Deferred Election, as described in section 5.1.
Supplemental Tax Deferred Election. An election made in accordance with section 5.2. Termination Date.
(a)With respect to Grandfathered Deferred Amounts, the Termination Date is the date on which a Participant's employment with the CNHI Companies terminates for any reason.
(b)With respect to Post-'04 Deferred Amounts and Share Equivalents, the Termination Date means the date on which a Participant dies or terminates employment with the CNHI Companies and such termination constitutes a Separation from Service.

ARTICLE 3 ELIGIBILITY AND PARTICIPATION
Eligibility. Persons eligible to participate in the Plan for any Plan Year are common law employees of a Participating Employer who are members of a select group of highly compensated or management employees and whose participation in the Plan has been approved by the Plan Administrator.
(a)Deferral of Compensation and Bonus. For Participant Deferrals and Supplemental Credits, the Plan Administrator may approve for participation the following employees:
Employees who are classified by the Company, in its sole discretion, as "senior directors" or "executives" without regard to any minimum Compensation level.
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(i)Effective as of January 1, 2010, employees at the "Director" level who
(A)earn an annual base salary of at least ten times the Code section 402(g)(1)(A) limit (without regard to catch-up contributions) as in effect on the January 1 of the first Plan Year to which the Director's Deferral Election will relate, or (B) were participating in the Plan prior to January 1, 2010, and earned at least $150,000 for the Plan Year in which the Director was first eligible to participate in the Plan.
(ii)Between January 1, 2008 and through December 31, 2009, the Plan Administrator could approve for participation those employees of Participating Employers with the employment status of "Director" who earn an annual base salary of $150,000 or more. Prior to January 1, 2008, employees of a Participating Employer with the employment status of "Director" were not eligible for the Plan.
An eligible employee shall be an active Participant in the Plan under this subsection (a) for any Plan Year if he files a Deferral Election or Supplemental Tax Deferred Election for that Plan Year.
(b)Deferral of RSUs and PSUs. For the deferral of RSUs and PSUs pursuant to section 4.5 and effective on or after September 1, 2010, the Plan Administrator may approve for participation those employees of Participating Employers who are granted RSUs and PSUs under the EIP. An eligible employee shall be an active Participant in the Plan for any Plan Year under this subsection (b) if the Participant files a Deferral Election with respect to RSUs or PSUs.
(c)Participants on International Assignment. A Participant shall be deemed to be an inactive Participant within the meaning of section 3.2 while on assignment with a CNHI Company outside of the United States (on "International Assignment"). In addition, an employee shall not commence participation in the Plan while on an International Assignment.
(i)Vesting of a Participant's Account and, or, Share Equivalent Account under Article 7 shall be frozen and no vesting service shall be credited while a Participant is on International Assignment.
(ii)If a Participant's Account or Share Equivalent Account becomes payable for any reason other than the death of the Participant while the Participant is on an International Assignment, the nonvested portion of the Participant's Account and, or, Share Equivalent Account shall be forfeited and such forfeited amounts shall be subtracted from the Participant's Account and, or, Share Equivalent Account, as appropriate.
Notwithstanding anything herein to the contrary, a Participant on International Assignment shall continue to be able to direct the investment of his or her Account in accordance with Section 6.3..
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(d)Employees of Foreign CNHI Affiliates. Notwithstanding anything to the contrary in this section 3.1, an employee of a Foreign CNHI Affiliate who is on assignment with the Company within the United States shall not be eligible to participate in the Plan unless such individual localizes as an employee of a Participating Employer organized in the United States.
(e)Certain Affiliates of Raven Industries, Inc. Notwithstanding anything to the contrary in this section 3.1, an employee of Aerostar International, Inc., Aerostar Technical Solutions, Inc., Raven CLI Construction, Inc. and Raven Engineered Films, Inc., subsidiaries of Raven Industries, Inc. shall not be eligible to participate in the Plan.
Duration of Participation. In the event a Participant no longer meets the requirements for participation in the Plan, such Participant shall become an inactive Participant, retaining all the rights described under the Plan, except the right to receive any further Participant Deferral Credits, Supplemental Credits or Share Equivalents until such time that the Participant again becomes an active Participant. An individual's participation in the Plan shall cease as of the date the Participating Employer satisfies the liabilities to such Participant under the Plan. In addition, if the Company or Plan Administrator determines that participation by one or more Participants shall cause the Plan as applied to any CNHI Company to be subject to Part 2, 3 or 4 of Title I of ERISA, the entire interest of such Participant or Participants under the Plan shall be immediately paid to such Participant by the applicable Participating Employer (to the extent permitted under Code section 409A).
Eligibility Transition Period. Notwithstanding any other provisions of the Plan, if the time at which a Participant ceases to satisfy the requirements of participation in the Plan is during a Plan Year, such Participant shall continue to actively participate in the Plan until the last day of such Plan Year. Such participation shall continue in accordance with the Deferral Election or Supplemental Tax Deferred Election previously filed for that Plan Year. Subsequent to the last day of such Plan Year, such Participant shall become an inactive Participant within the meaning of section 3.2.

ARTICLE 4 PARTICIPANT DEFERRAL CREDITS
Participant Deferral Credits for Compensation and Bonus. For each Plan Year, a
Participant's Account shall be credited with Participant Deferral Credits equal to Compensation and, or, Bonus deferred pursuant to the Participant's Deferral Election filed for that Plan Year. A Participant may elect to defer in any Plan Year up to 90% of the Participant's Compensation and, or, up to 90% of the Participant's Bonus for that Plan Year in 1% increments (and, or, up to 90% of the Participant's Bonus related to cash sales incentives). In the case of a Participant who first becomes eligible to participate in the Plan after the first day of a Plan Year, then to the extent required by section 4.2 and Code section 409A, the maximum amount of Compensation that may be deferred for the Plan Year shall be determined by applying 90% to the portion of Compensation attributable to services performed after the date the Participant's initial Deferral Election is filed.
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Deferral Elections for Compensation and Bonus. A Participant may elect to defer the receipt of Compensation and, or, Bonus for any Plan Year pursuant to a valid Deferral Election filed with the Plan Administrator on or before the deadline established by the Plan Administrator, which in no event shall be later than the December 31 preceding the Plan Year in which such Compensation and, or, Bonus will be earned. Once effective, a Participant's Deferral Election shall be irrevocable for the Plan Year to which it relates and shall expire at the end of each Plan Year to which it relates.
When an employee first becomes eligible to participate in the Plan, the Plan Administrator may, but need not, permit such employee to complete and submit a Deferral Election with respect to Compensation and, or, Bonus within 30 days of the employee's eligibility entry date. An employee who first becomes eligible for the Plan in accordance with the preceding sentence shall enter the Plan as of the first day of the calendar quarter immediately following after the date the employee is approved by the Plan Administrator for participation in the Plan. If the Plan Administrator permits such an election, the Participant's Deferral Election shall become effective for services performed subsequent to the date the election is filed with the Plan Administrator. However, the newly-eligible employee shall not be eligible to make a Deferral Election for a Bonus in such Plan Year. A Participant is first eligible to participate in the Plan at any time during which the Participant is eligible to accrue an amount of deferred compensation under the Plan, other than earnings on amounts previously deferred, even if the Participant has not accrued (or has not elected to accrue) an amount of deferred compensation.
Where a Participant has ceased being eligible to participate in the Plan (other than the accrual of earnings on amounts previously deferred), regardless of whether all amounts deferred under the Plan have been paid, and subsequently becomes eligible to participate in the Plan again, the Participant shall be treated as being initially eligible to participate in the Plan if he had not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the 24- month period ending on the date the Participant again becomes eligible to participate in the Plan. A new Participant shall not be considered newly eligible to participate in the Plan to the extent such Participant participates in any other Plan that is aggregated with the Plan under Code section 409A.
In the event that a Participant receives a distribution on account of Financial Hardship under section 8.8 or a distribution on account of "hardship" under the Retirement Savings Plan, or any other qualified plan maintained by a CNHI Company that includes a qualified cash or deferred arrangement under Code section 401(k) where such plan requires the Participant to cease qualified and non-qualified deferrals as a condition of receiving the distribution, then the Participant's Deferral Election under this Plan relating to Compensation, and any Deferral Election under this Plan that relates to a Bonus to be paid within six (6) months following the date of such emergency or hardship distribution, shall be cancelled (and not merely suspended). In addition, a Deferral Election shall be cancelled (and not merely suspended) by the later of the end of the calendar year or the 15th day of the third month following the date the Participant incurs a disability. For purposes of the foregoing, a "disability" refers to any medically determinable physical or mental impairment resulting in the Participant's inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. Any Deferral Election made after cancellation of a Deferral Election due to hardship under the Retirement Savings Plan, Financial Hardship or disability shall be considered an
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"initial deferral election" that is subject to the Plan and the rules of Code section 409A and the regulations promulgated thereunder with respect to "initial deferral elections."
Notwithstanding the above, the Company approves for participation in the Plan Alan Berger, an executive who commenced employment with the Company on September 6, 2016. The entry date for Mr. Berger shall be his September 6, 2016, date of hire. In addition to Deferral Elections as to Compensation and Bonus, Mr. Berger also shall be permitted to make a Deferral Election as to all or any portion of his signing bonus from the Company, provided the Deferral Election is filed with the Plan Administrator prior to its date of payment. Any deferral of Mr. Berger's signing bonus shall not be eligible for Supplemental Credits under Article 5 of the Plan.
Notwithstanding the above, the Company approves for participation in the Plan Hubertus Mühlhäuser, an executive who commenced employment with the Company on
September 17, 2018. The entry date for Mr. Mühlhäuser shall be his September 17, 2018, date of hire.
Notwithstanding the above, the Company approves for participation in the Plan Scott Wine, an executive who commenced employment with the Company on January 4, 2021. The entry date for Mr. Wine shall be his January 4, 2021, date of hire. Pursuant to that certain employment agreement between Mr. Wine and the Company, the Company has agreed to provide a Supplemental Discretionary Credit for the 2021 Plan Year to Mr. Wine in the amount of $204,000.00, which shall be immediately vested upon his date of hire. Notwithstanding anything to the contrary in this Plan, such Supplemental Discretionary Credit shall be immediately credited to Mr. Wine's Account upon his date of hire, shall be separately tracked within Mr. Wine's Account, and the Account balance tied to such Supplemental Discretionary Credit (taking into account adjustments pursuant to Section 6.2 of the Plan) shall be paid to Mr. Wine in single lump sum within 90 days after the end of the calendar quarter in which occurs his Termination Date unless Mr. Wine is a Key Employee as of his Separation from Service, in which case payment shall be delayed for a period of six months following such Separation from Service and shall be paid upon the first day of the seventh month following Mr. Wine's Separation from Service (or, if earlier, his date of death).
Notwithstanding the above, the Company approves for participation in the Plan Michele Lombardi, an executive who commenced employment with the Company on July 24, 2023. The entry date for Mr. Lombardi shall be his July 24, 2023, date of hire.
Credit to Accounts. A Participant's Participant Deferral Credits pursuant to sections 4.1 and 4.2 shall be credited to the Participant's Account, and a Participant's Share Equivalents pursuant to section 4.5 shall be credited to a Participant's Share Equivalent Account in accordance with Article 6.
Credit to Accounts of Amounts Forfeited Under Prior Plan. The Account of each Participant, who was an active Participant in the Plan on January 1, 2005, shall be credited with the amount that was forfeited and subtracted under any such Participant's account under the Prior Plan by reason of being unvested as of December 31, 2004, in accordance with the terms of the
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Amendments effecting the freeze and grandfathering of the Prior Plan, effective December 31, 2004.
Participant Deferral Elections for RSUs and PSUs. The Plan Administrator may permit a Participant eligible under section 3.1(b) to file a Deferral Election with respect to RSUs and PSUs. The Deferral Election must be on file with the Plan Administrator on or before the deadline required by Code section 409A or, if earlier, the deadline established by the Plan Administrator, and shall be subject to the following:
(a)If the Participant receives a grant of RSUs and PSUs and such grant requires the Participant to continue to provide services to a CNHI Company for a period of at least 12 months from the Grant Date to the earliest vesting date, the Plan Administrator may permit the Participant to file a Deferral Election on or before the 30th day after the Participant's Grant Date; provided that the Deferral Election is made at least 12 months in advance of the earliest vesting date. For this purpose, RSUs or PSUs shall be treated as requiring a Participant to continue to provide services to a CNHI Company for a period of at least 12 months from the Grant Date to the earliest vesting date even if vesting accelerates upon the death or Disability of the Participant, or upon a change in control (as defined in Treasury Regulation 1.409A-3(i)(5)) of the CNHI Company. However, vesting of RSUs or PSUs shall be subject to the following adjustments:
(i)If a Participant files a Deferral Election with respect to RSUs or PSUs pursuant to this subsection 4.5(a), such RSUs or PSUs shall not become vested upon (A) a "change in control" as defined in the EIP, unless such event is also considered a Change in Control under the terms of this Plan or (B) a disability unless that disability is also considered a Disability under the terms of this Plan.
(ii)If an event described in section 4.5(a)(i) above or the Participant's death accelerates the vesting of RSUs or PSUs, the Deferral Election with respect to the RSUs and PSUs that are vested due to the event or death shall have no effect.
(b)To the extent PSUs or RSUs constitute Performance-Based Compensation, the Plan Administrator may permit a Participant receiving the grant of such PSUs or RSUs to file a Deferral Election on or before any date that is at least 6 months before the end of the performance period for the PSUs or RSUs, provided that:
(i)the Participant performs services continuously from the later of
(A) the beginning of the performance period or (B) the date the performance criteria are established, through the date the Deferral Election is filed; and
(ii)in no event may any election to defer PSUs or RSUs be made after such compensation has become "readily ascertainable" (as defined under Code section 409A).
If the Plan Administrator designates RSUs or PSUs as eligible for a Deferral Election under this subsection 4.5(b), the performance criteria
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applicable to the RSUs or PSUs subject to the Deferral Election shall not be considered satisfied before the end of the performance period upon any event that is not a death, Disability or a Change in Control as defined under this Plan (regardless of the provisions of the EIP and any other documents governing the grant of the RSU or PSU). Any Deferral Election pursuant to this subsection 4.5(b) must be filed before the events described in the previous sentence in order to be effective.
(c)If either subsection 4.5(a) or 4.5(b) above do not apply, a Participant must file a Deferral Election relating to RSUs or PSUs on or before December 31 of the calendar year before the Grant Date of such RSUs or PSUs.
(d)Once effective, a Participant's Deferral Election shall be irrevocable for the entire RSU or PSU grant to which it relates. The Plan Administrator may permit a Participant to elect to defer up to 90% of a PSU or RSU grant. Subject to such limitations, the Plan Administrator shall determine the deferral options available to the Participants, which may include (without limitation) the following:
(i)The percentage of vested RSUs or PSUs to be deferred designated in 1% increments; and
(ii)All vested RSUs or PSUs above a designated dollar value (the "DDV") after applicable withholding taxes are applied. The Plan Administrator shall calculate the number of RSUs or PSUs to defer based on the value of CNH Stock at the time of vesting. If the DDV is equal to or above the after-tax value of the Participant's RSUs or PSUs at the time of vesting, no amount of Participant's RSU or PSU award will be deferred. The DDV will in no event exceed the after-tax value of the Participant's vested RSUs or PSUs at the time of vesting.
(e)Deferred RSUs and PSUs shall be credited as Share Equivalents to the Participant's Share Equivalent Account (and Sub-Account(s), if applicable) in accordance with Article 6.

ARTICLE 5 SUPPLEMENTAL CREDITS
Eligibility for Supplemental Credits. A Participant's Account shall not be credited with any
Supplemental Credits under this Article 5 for any Plan Year unless the Participant has made a Retirement Savings Plan contribution election that would result in elective contributions to the Retirement Savings Plan equal to the maximum amount permitted under section Code section 402(g) for the Plan Year, including, if applicable, catch-up contributions under Code section 414(v), and without regard to any other provisions of the Code that would limit elective contributions to the Retirement Savings Plan. The requirement described in the preceding sentence must be satisfied as of the first day of the Plan Year to which the Participant's
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Supplemental Tax Deferred Election relates based on a Participant's Retirement Savings Plan contribution election and Compensation in effect as of that date.
Supplemental Tax Deferred Credits. For each Plan Year, Supplemental Tax Deferred Credits shall be credited under the Plan on behalf of each Participant who has filed a Supplemental Tax Deferred Election for that Plan Year.
(a)Deferral Amount. A Participant's Supplemental Tax Deferred Credits shall equal the Participant's compensation paid during the period described in subsection 5.1(b) below, multiplied by the Participant's Retirement Savings Plan contribution election as in effect on the first day of the Plan Year to which the Supplemental Tax Deferred Election relates (or upon initial enrollment in the Retirement Savings Plan. "Compensation" for this purpose is as defined in the Retirement Savings Plan, but without regard to the limitations of Code sections 401(a)(17) or any other applicable sections of the Code, and excluding any Foreign Compensation.
(b)Timing of Deferrals. A Participant's Supplemental Tax Deferred Election shall apply to Compensation paid only after a Participant's Retirement Savings Plan contributions would have been limited by Code section 402(g) and, if applicable, the maximum catch-up contributions permitted under Code section 414(v) for such Plan Year, based on the Participant's Retirement Savings Plan contribution election as in effect on the first day of the Plan Year to which his Supplemental Tax Deferred Election relates (or upon initial enrollment in the Retirement Savings Plan) and the Participant's Compensation in effect at that time.
A revocation or change to a Participant's Retirement Savings Plan contribution election that occurs on or after the first day of a Plan Year shall not be considered for purposes of this Article 5.
(c)Supplemental Tax Deferred Elections. A Participant may elect to defer the receipt of Compensation for any Plan Year pursuant to a Supplemental Tax Deferred Election filed in accordance with rules established from time to time by the Plan Administrator, provided such rules follow the same principles set forth in section 4.2, including the provisions relating to initial eligibility to participate in the Plan. Once effective, a Participant's Supplemental Tax Deferred Election shall be irrevocable for the Plan Year to which it relates.
Supplemental Employer Credits. Effective for Plan Years beginning on and after January 1, 2016, Supplemental Employer Credits shall no longer be credited to any Participant under the Plan. Prior to January 1, 2016, Supplemental Employer Credits were credited for a
Plan Year on behalf of each Participant who filed a Supplemental Tax Deferred Election for such Plan Year in accordance with section 5.2. Supplemental Employer Credits equaled the difference, if any, between (a) minus (b) below as determined by the Plan Administrator in its sole discretion, where:
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(a)is the amount of Employer Contributions which would have been credited to the Participant's accounts under the Retirement Savings Plan:
(i)had Bonuses been included in the definition of compensation under the Retirement Savings Plan for purposes of determining Employer Contributions; and
(ii)had the Employer Contributions for such Plan Year credited to the Participant's accounts under the Retirement Savings Plan not been limited by Code sections 401(a)(17), 415 or any other applicable sections of the Code; and
(b)is the amount of Employer Contributions for such Plan Year that is actually credited to the Participant's accounts under the Retirement Savings Plan for such Plan Year.
Supplemental Employer Matching Credits. Supplemental Employer Matching Credits shall be credited on a payroll period basis on behalf of each Participant who has filed a Supplemental Tax Deferral Election for the Plan Year in accordance with section 5.2.
(a)Supplemental Employer Matching Credits shall equal the difference, if any, between (i) minus (ii) below, as determined by the Plan Administrator in its sole discretion, where:
(i)is the amount of matching contributions which would have been credited to the Participant's account under the Retirement Savings Plan for such payroll period:
(A)had the Participant made Retirement Savings Plan elective contributions for such payroll period based on the Participant's Retirement Savings Plan contribution election in effect as of the first day of the Plan Year, without regard to the limitations imposed by Code sections 401(a)(17), 401(k), 402(g), 415 or any other applicable sections of the Code; and
(B)had the matching contributions for such payroll period credited to the Participant's account under the Retirement Savings Plan not been limited by Code sections 401(a)(17), 401(m) or 415 or any other applicable sections of the Code; and
(ii)is the amount of matching credits for such payroll period that are actually credited to the Participant's account under the Retirement Savings Plan for such payroll period.
(b)In addition to the Supplemental Employer Matching Credits that may be credited under above, additional Supplemental Employer Matching Credits may be credited under the Plan on behalf of each Participant in an amount determined by the Company it its sole discretion.
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Supplemental Discretionary Credits. Notwithstanding sections 5.1, 5.2, 5.3 or 5.4, for each Plan Year, each Participating Employer shall have the ability to provide Supplemental Discretionary Credits under the Plan on behalf of one or more Participant(s) employed by it during such year, without regard to whether such Participant elected to defer the receipt of Compensation and/or Bonus under the Plan for such Plan Year; provided, however, that a Participating Employer is not required to provide for a Supplemental Discretionary Contribution for any Plan Year. The amount of any such Supplemental Discretionary Contribution shall be at the sole discretion of the Participating Employer and may vary for each Participant.
Supplemental Discretionary Credits with respect to a Plan Year, if any, shall be credited following the end of the Plan Year.
Credit to Accounts. Supplemental Credits made on behalf of a Participant for any Plan Year pursuant to this Article 5 shall be credited to the Participant's Account in accordance with Article 6.

ARTICLE 6 ACCOUNTING AND VALUATION
Participants' Accounts. The Plan Administrator shall establish and maintain for each
Participant a bookkeeping Account for (a) Participant Deferral Credits (and earnings thereon), and (b) Supplemental Credits (and earnings thereon). The Plan Administrator shall also establish and maintain a Share Equivalent Account for each Participant with respect to RSUs and PSUs that have been deferred under the Plan.
Accounting. A Participant’s Account shall be adjusted for earnings, gains and losses based on the performance of the Investment Options selected. As of each Accounting Date, a Participant's Account shall be computed as follows:
(a)first, the Participant's Beginning Account Balance will be credited with Participant Deferral Credits and Supplemental Credits made by or on behalf of the Participant since the last preceding Accounting Date. The Beginning Account Balance equals the Ending Account Balance (as defined below) as of the end of the most recent business day;
(b)next, the Participant's Account will be charged with distributions and payments made to or on behalf of the Participant since the last preceding Accounting Date which are to be charged to the cash Sub-Account(s);
(c)next, investment earnings, gains and losses determined pursuant to this Article 6 will be credited to the Participant’s Account as of each business day (prior to August 1, 2023, the Participant's Account was be credited with earnings at a rate equal to 130% of Moody's Average Corporate Bond Index, determined as of the last day of the immediately preceding calendar year quarter). The Ending Account Balance is the balance determined after applying steps (a) through (c); and
finally, if the Participant's Termination Date occurred prior to January 1, 2010 for a reason other than on account of Retirement, Disability or death, then such Participant shall forfeit
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all earnings credited in excess of an interest rate equal to 100% of Moody's Average Corporate Bond Index as of such Accounting Date. If the Participant's Termination Date occurs on or after January 1, 2010, this subsection (d) shall not apply.
The adjustments described above shall be applied separately to the portions of any Participant's Account comprised of Grandfathered Deferred Amounts.
6.3    Investment.
(a)Investment Elections. The Company shall select the Investment Options to be made available to Participants for the deemed investment of their Accounts under the Plan. The Plan Administrator may change, discontinue or add to the Investment Options made available under the Plan at any time in its sole discretion.
A Participant shall direct the allocation of his or her Account among the Investment Options designated by the Plan Administrator as though such Account held actual assets. Any such directions of investment shall be subject to such rules as the Administrator may prescribe, including, but not limited to, rules concerning the manner of providing investment directions and the frequency of changing such investment directions. In the event a Participant does not direct the investment of any portion of a Participant's Account, such undirected portion shall be deemed to be invested in the manner designated by the Plan Administrator.
(b)No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Investment Options are to be used for measurement purposes only, and a Participant's election of any such Investment Options, the allocation to his or her Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account shall not be considered or construed in any manner as an investment of his or her Account in any such Investment Options. If the Company, in its discretion, invests funds in any or all of the Investment Options, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company; the Participant shall at all times remain an unsecured creditor of the Company.
Valuation of Accounts. The value of a Participant's Account as of any date shall be equal to the balance determined as of the Accounting Date coincident with or next preceding such date, after all adjustments then required under the Plan have been made.
Share Equivalent Accounts. The Plan Administrator shall credit one Share Equivalent to Participant's Share Equivalent Account for each RSU or PSU that the Participant has elected to defer under the Plan. RSUs and PSUs may be credited in fractional Share Equivalents to the Participant's Share Equivalent Account. The value of a Participant's Share Equivalent Account as of any date shall be equal to the closing price of CNHI Stock as of the immediately preceding Accounting Date multiplied by the number of Share Equivalents in the Participant's Share Equivalent Account. The closing price of CNHI Stock as of the Accounting Date shall apply for
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all purposes of determining the value of a Share Equivalent until the next Accounting Date. If there are no trades of CNHI Stock on an Accounting Date, the Plan Administrator shall apply the trading price as of the next date preceding the Accounting Date on which there are such trades.
If CNH Industrial Global N.V. pays a dividend with respect to its actual CNHI Stock, the Participant shall receive a credit to his or her Share Equivalent Account equal to (a) the total dividend that the Participant would have received if the Share Equivalents in the Participant's Share Equivalent Account as of the dividend date were actual CNHI Stock divided by (b) the value of CNHI Stock as of the immediately preceding Accounting Date (as determined above).

ARTICLE 7

VESTING AND FORFEITURE OF BENEFITS
Vesting. Subject to the provisions of section 7.2 below, a Participant shall become vested in the balance in his Accounts and, if applicable, Share Equivalent Account, in accordance with the following:
(a)Participant Deferral Credits and Deferrals of RSUs and PSUs. Each Participant shall be fully vested in the portion of his Account balance attributable to Participant Deferral Credits and earnings thereon. Each Participant shall also be fully vested in his Share Equivalent Account and earnings thereon.
(b)Supplemental Tax Deferred Credits. Each Participant shall be fully vested in the portion of his Account balance attributable to Supplemental Tax Deferred Credits and earnings thereon.
(c)Other Credits. Each Participant shall vest in the portion of his Account balance attributable to Supplemental Employer Credits, Supplemental Employer Matching Credits and Supplemental Discretionary Credits, and earnings thereon, as follows:
(i)Years of Service    Vested Percentage Fewer than 3        0%
3 or More    100%

Notwithstanding the above, a Participant's interest in the portion of his Account balance attributable to Supplemental Employer Credits, Supplemental Employer Matching Credits and Supplemental Discretionary Credits, and earnings thereon shall be fully vested and nonforfeitable upon Retirement or in the event the Participant's employment terminates due to his death or Disability.
Change in Control. In the event of a Change in Control, a Participant shall become fully vested in the Participant's Supplemental Employer Credits, Supplemental Employer Matching Credits, Supplemental Discretionary Credits, and earnings thereon. This subsection (d) shall not apply if the Plan Administrator determines that such acceleration would cause the deduction limitations of Code section 280G to become effective.
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"Service" for purposes of this section 7.1 shall be a Participant's period of continuous employment with a CNHI Company, with each continuous 12 months constituting a Year of Service.
Forfeitures.
(a)Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, in the event that a Participant's Termination Date occurs on account of Cause, the Participant shall forfeit all rights and entitlement to payments from the Plan of any Supplemental Employer Credits, Supplemental Employer Matching Credits, Supplemental Discretionary Credits, and earnings thereon, which have been credited to his Account and such forfeited amounts shall be subtracted from the Participant's Account balance.
(b)Other Terminations. In the event that a Participant's Termination Date occurs for any reason other than death, Disability, Cause or upon Retirement before a Participant becomes fully vested, the unvested portion of the Participant's Account shall be forfeited and such forfeited amounts shall be subtracted from the Participant's Account balance, unless the Plan Administrator, in its sole discretion, should decide otherwise.

ARTICLE 8 DISTRIBUTIONS
Charges Against Accounts. A Participant is entitled to a distribution of only the vested portion of his Account. Any payments made to the Participant or to the Participant's beneficiary shall be charged against each Participant's Account in accordance with section 6.2 or, if applicable, against the Participant's Share Equivalent Account.
Payment of a Participant's Account and Share Equivalent Account upon Termination of Employment by Reason of Retirement or Disability.
(a)Election as to Form of Payment. A Participant shall designate (or be deemed to have elected) the form of payment of any amounts to be credited in each Plan Year to his Account and Share Equivalent Account in a manner prescribed by the Plan Administrator. The Participant's election (or deemed election) as to the form of payment shall become irrevocable as of the December 31 immediately preceding each Plan Year to which the election shall apply; provided, however, that when a Participant first becomes eligible to participate in the Plan within the meaning of section 4.2, the Participant's election as to the form of payment shall become irrevocable at the same time as the Participant's initial Deferral Election.
For Plan Years beginning on or after January 1, 2021, a Participant shall annually make an election to specify the form of payment that will apply to all amounts credited to the Participant's Account (and earnings thereon) during that Plan Year. If a Participant fails to make an affirmative election as to the form of payment for a Plan Year, the Participant shall be deemed to have elected the same payment form in effect for the immediately preceding Plan Year with respect to amounts credited to the Participant's
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Account (and earnings thereon) for such Plan Year. A Participant's payment election (or deemed election) shall be made (or deemed made) no later than the December 31 immediately preceding the Plan Year.
For Participants with an Account in the Plan as of December 31, 2020, the Participant's election as to the form of payment for Plan Years ending on or before December 31, 2020 shall continue in effect with respect to such preceding Plan Years unless or until the Participant changes the election as to amounts to be credited to the Participant's Account or Share Equivalent Account in a subsequent Plan Year in accordance with section 8.5.
(b)Payment Form. If a Participant has a Termination Date on account of Retirement or a Disability, payment of the Participant's vested Account balance and Share Equivalent Account shall be made in one of the following forms of benefit, as previously elected by the Participant:
(i)in a single lump sum payment;
(ii)in a series of annual installments:
(A)with respect to a Participant's Account, for a period not less than two years and not more than ten years; provided, however, that a Participant's distribution election in effect on December 31, 2010, or a Participant's initial distribution election made in 2011, to receive installment payments in excess of ten years may continue in effect as to amounts credited to the Participant's Account on or after January 1, 2012, unless or until the Participant makes a new election as to the form of payment for amounts credited to the Participant's Account or Share Equivalent Account in any Plan Year after December 31, 2011, and;

(B)with respect to a Participant's Share Equivalent Account, for a period not less than two years and not more than ten years in whole share amounts; or

(iii)with respect only to Grandfathered Deferred Amounts, in such other form as may be approved by the Plan Administrator in its sole discretion.
Except as otherwise specifically provided in the Plan, if a Participant's payment election is not in effect as of the Participant's Termination Date, his Account and Share Equivalent Account balance will be paid in a single lump sum payment; provided, however, that, with respect only to Grandfathered Amounts, a Participant may make an election as to the form of payment at any time prior to his Termination Date, in which case payment of his Account balance will not begin prior to the Accounting Date which is at least 12 months after the effective date of his election, and that, in the Plan Administrator's sole discretion, Grandfathered Amounts may be paid in a form other than a lump sum cash payment.
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Notwithstanding anything herein to the contrary, a Participant's Grandfathered Deferred Amounts, if any, shall not include any earnings credit in excess of 100% of the Moody's Average Corporate Bond Index, unless as of December 31, 2004, the Participant was deceased or was eligible for Retirement or Disability (whether or not the Participant had a Separation from Service on or before
December 31, 2004). The earnings credit on a Participant's Grandfathered Deferred Amounts, if any, in excess of 100% of the Moody's Average Corporate Bond Index shall be referred to as the "Enhanced Earnings" (unless as of December 31, 2004, the Participant was deceased or was eligible for Retirement or Disability (whether or not the Participant had a Separation from Service on or before December 31, 2004)).
(c)Distribution Commencement Date. Commencement of benefit payments shall be made or begin within 90 days after the end of the calendar quarter in which occurs a Participant's Termination Date or Disability, as applicable (or, in the case of Grandfathered Amounts, at such other date as may be determined by the Plan Administrator). If payment of all or a portion of any Post-'04 Deferral Amounts and Share Equivalents is to be made due to a Participant's Separation from Service and the Participant is a Key Employee, any such payment that would occur in the six months following such Participant's Separation from Service shall be delayed and paid upon the first day of the seventh month following the Participant's Separation from Service (or, if earlier, upon the Participant's date of death).
(d)Limited Cashouts. In the event that, at the time of termination of employment by reason of Retirement or Disability, a Participant's Account balance attributable to Post-'04 Deferral Amounts and Share Equivalent Account are, in the aggregate, less than $10,000, then the entire Account balance and the entire Share Equivalent Account shall be paid to the Participant in a single lump sum in accordance with subsection (c).
If a Participant elects an installment form of payment as to all or a portion of his Account, annual installments after payment of the initial installment shall be made on the anniversary of the Participant's Distribution Commencement Date pursuant to section 8.2(c) above, without regard to any delay of the initial installment applicable if the Participant is a Key Employee.
Each installment from the Account (or portion of the Participant's Account) shall consist of a cash payment equal to the balance in the Participant's Account that is subject to the Participant’s election of an installment form of payment, determined as of the Accounting Date coincident with or next preceding the date as of which such installment is to be paid, divided by the number of installments remaining to be paid, including the installment then being calculated. With respect to Share Equivalent Accounts that are paid on an installment basis, the Plan Administrator shall calculate installments so that each installment is substantially equal and consists of whole shares; provided that the Plan Administrator shall have the discretion to round up one or more installment to the nearest whole share so that all installments are made in whole share amounts. The Plan Administrator shall have the discretion to distribute the Share Equivalent Account in the form of cash, CNHI Stock or a combination of both. For purposes of
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this Plan, the right to receive a benefit in annual installments shall be treated as the entitlement to a single payment.
Notwithstanding any other provision of the Plan, if a Participant elects to receive installment distributions of Grandfathered Deferred Amounts over a period that results in one or more installment payments of less than $1,000, the Participant shall instead receive an immediate single lump sum distribution of his or her Grandfathered Deferred Amounts. This lump sum cash out shall not be paid, however, if the amount of the lump sum payment would exceed the dollar amount under Code section 402(g)(1)(B) for the year in which the lump sum payment would be made. In such event, the Participant's Grandfathered Deferred Amounts will be paid in installments in accordance with the Participant's election.
Payment of a Participant's Account and Share Equivalent Account upon Termination of Employment for Reasons Other than Retirement, Disability or Death. If a Participant's
Termination Date occurs on account of any reason other than Retirement, Disability or death, payment of the Participant's vested Account balance and Share Equivalent Account shall be made in a single lump sum payment within 90 days after the end of the calendar quarter in which occurs a Participant's Termination Date (or, in the case of Grandfathered Deferred Amounts, at such other date as may be determined under Plan section 8.2); provided, however, that the commencement of payments of Post-'04 Deferred Amounts and a Share Equivalent Account to any Participant who is a Key Employee as of the Participant's Separation from Service shall be delayed for a period of six months following such Participant's Separation from Service (or, if earlier, until the Participant's date of death). In no event shall the Participant designate the taxable year of the payment. The Plan Administrator shall have the discretion to distribute the Share Equivalent Account in the form of cash, CNH Stock or a combination of both.
Payment of a Sub-Account in a Scheduled Distribution. A Participant may elect to have Participant Deferral Credits, Supplemental Credits or Share Equivalents distributed as of a Scheduled Distribution Date or Start Date designated by the Participant in accordance with this section 8.4. A Participant may only designate up to two Scheduled Distribution Dates or Start Dates at any time for Participant Deferral Credits and Supplemental Credits and up to
two Scheduled Distribution Dates or Start Dates at any time for Share Equivalents. Each Scheduled Distribution Date or Start Date shall be considered a separate Sub-Account.
Therefore, for purposes of this section 8.4 ,a Participant may have a Participant Deferral Sub- Account A and, or, B and, or, a Share Equivalent Sub-Account A and, or, B. A Participant's election to establish a Sub-Account for a Plan Year under this section 8.4 must be made by the deadline designated by the Plan Administrators which shall be no later than the following:
(a)Participant Deferral Sub-Accounts. For Participant Deferral Sub-Account A or B, by the December 31 preceding the Plan Year to which the Participant Deferral Credits and/or Supplemental Credits are earned.
(b)Share Equivalent Sub-Accounts. For Share Equivalent Sub-Account A or B, by the due date of the Deferral Election as described in section 4.5.
Scheduled Distribution Date or Start Date. Effective for Sub-Accounts created for amounts deferred after December 31, 2012, each Sub-Account shall have a single "Scheduled
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Distribution Date" or "Scheduled Distribution Start Date" (for installments) designated by the Participant upon the establishment of the Sub-Account. Each Scheduled Distribution Date or Start Date shall be January 1 of any calendar year following the calendar year that includes the fifth anniversary of the date of the deferral election establishing the Sub-Account.
(c)Election of Form of Distribution. Effective for Sub-Accounts created for amounts deferred after December 31, 2012, a Participant may elect to have a Sub-Account paid in a single lump sum, or in annual installments over a period of two to five years. Such election must be made upon the establishment of the Sub-Account. However, if a Participant's Sub-Account becomes payable pursuant to section 8.2, 8.3 or 8.6 of the Plan prior to the first day of the calendar year that includes the Scheduled Distribution Date or Scheduled Distribution Start Date, the payment form for the Sub-Account shall be determined pursuant to the Participant's election made in accordance with section 8.2, 8.3 or 8.6, respectively. The Plan Administrator shall have the discretion to distribute a Participant's established Share Equivalent Sub-Account in the form of cash, CNH Stock or a combination of both.
(d)Sub-Account Distribution Date. Effective for Sub-Accounts created for amounts deferred after December 31, 2012, payment of each Sub-Account shall be made or commence at any time within the calendar year that includes the Scheduled Distribution Date or Start Date (the time within that calendar year shall be determined in the Plan Administrator's sole discretion); provided, however, that if a Participant's Account becomes payable pursuant to section 8.2, 8.3 or 8.6 of the Plan prior to the first day of the calendar year that includes the Scheduled Distribution Date or Scheduled Distribution Start Date, payment of the Sub-Account shall be made in accordance with sections 8.2, 8.3 or 8.6, as applicable.
(e)Full Distribution of Sub-Account. If all amounts in a Sub-Account have been distributed and the Sub-Account balance is zero, the Participant (if otherwise eligible) may re-establish that Sub-Account as a new Sub-Account in accordance with the requirements of section 8.4(a). Enhanced Earnings that would be credited to a Sub-Account that has been fully distributed shall be governed by section 8.4(h).
(f)Earnings. Earnings shall be credited to Sub-Accounts in accordance with section 6.2. Earnings attributable to amounts in a Sub-Account, other than Enhanced Earnings, shall be distributed in accordance with the applicable Sub-Account distribution date and form.
(g)Enhanced Earnings. Enhanced Earnings on Grandfathered Deferred Amounts to which a Participant may be entitled under the Prior Plan that are credited to a Sub-Account before the Sub-Account has been fully distributed shall be distributed in accordance with the applicable Sub-Account distribution date and form. Enhanced Earnings on Grandfathered Deferred Amounts to which a Participant may be entitled under the Prior Plan that are credited to a Sub- Account after the date that such Sub-Account has been fully distributed shall be payable in a single lump sum no later than the March 15 immediately following the calendar year in which the Enhanced Earnings are credited to the Sub-Account.
Sub-Accounts In Pay Status at the Time a Participant Experiences a Separation from Service. Effective for Sub-Accounts created for amounts deferred after December 31, 2012, if a
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Participant dies after installment distributions under the Participant's Sub-Account have begun, the remainder of the Sub-Account shall be distributed in accordance with section 8.6.
Re-deferral Election. Effective as of January 1, 2013, a Participant may make a re-deferral election of the portion of his Account attributable to Post-'04 Deferred Amounts and Share Equivalents and earnings attributable thereto, only to change a Scheduled Distribution Date or Start Date of a Sub-Account or the form of payment under section 8.2(b). A re-deferral election shall be subject to the following:
(a)The election must be made within the time period designated by the Plan Administrator, but in no event less than 12 months before the date payment would otherwise have commenced under section 8.2, 8.3, or 8.4, as applicable;
(b)Commencement of payment must be deferred for a period of no less than five years from the date the payment would otherwise have commenced under section 8.2, 8.3, or 8.4, as applicable;
(c)The election must not take effect until at least 12 months after the date on which the re- deferral election is made and, if the Participant is a Key Employee as of the Participant's Separation from Service, the election must not provide for payment earlier than the date that is six months from the Participant's Separation from Service;
(d)A re-deferral election with respect to a Sub-Account, may not be elected by a Participant unless the Scheduled Distribution Date or Start Date based on the re-deferral would occur no more than five years after the initial Scheduled Distribution Date or Start Date;
(e)Only one such election may be made with respect to each Sub-Account and the election must be made prior to the Participant's Separation from Service; and
(f)A re-deferral election with respect to the form of payment under section 8.2(b) must not defer the last payment based on the re-deferral election by more than ten years following the Participant's Termination Date.
Notwithstanding the foregoing, the Plan Administrator, in is sole discretion, may authorize a Participant to make a re-deferral election provided the Participant satisfies the requirements of section 8.5(a), (b), (c) and Code section 409A. For the Plan provisions applicable to the re-deferral of Grandfathered Deferred Amounts, see Plan section 8.2.
Payment of a Participant's Account and Share Equivalent Account upon a Participant's Death. If a Participant dies, either before or after the Participant's Termination Date, the
Participant's vested Account and Share Equivalent Account shall be paid to the Participant's designated beneficiary in a single lump sum payment in the calendar year following the Participant's date of death. Notwithstanding the preceding sentence, any portion of the Participant's Account or Share Equivalent Account that was scheduled to be paid before the end of the calendar year in which the Participant's death occurs, shall continue to be paid in such calendar year. Each Participant shall designate a beneficiary or beneficiaries who, upon the
Participant’s death, will receive the amounts that otherwise would have been paid to the
Participant under the Plan. All designations shall be signed by the Participant, and made in such
49288172 25

form and in such manner as prescribed by the Plan Administrator. Each designation shall be effective as of the date it is filed with the Plan Administrator, and shall supersede any previous designation. No such designation, change or revocation shall be effective unless executed by the Participant and received and accepted by the Plan Administrator during the lifetime of the Participant. Participants may change their beneficiary designations on such form as prescribed by the Plan Administrator. Payment of the Participant's Account and Share Equivalent Account balance shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and properly filed with the Plan Administrator prior to the Participant's death. In the event that all the beneficiaries named by a Participant predecease the Participant, a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate. The Plan Administrator shall have the discretion to distribute the Share Equivalent Account in the form of cash, CNH Stock or a combination of both.
Callable Right Option. With respect only to Grandfathered Deferred Amounts, as of any Accounting Date, after all adjustments then required under the Plan pursuant to section 6.2 have been made, a Participant may elect to receive a distribution of the vested balance in his Account attributable to Grandfathered Deferred Amounts in a single cash lump sum payment; provided, however, that if a Participant elects to receive a distribution pursuant to this section 8.7:
(a)the Participant shall receive a distribution of 90 percent (95 percent if the Participant's Termination Date has then already occurred on account of Retirement) of his Account balance; and
(b)the Participant shall have no further rights to the remaining 10 percent (5 percent if the Participant's Termination Date has then already occurred) of his Account balance; and
(c)the remaining 10 percent (5 percent if the Participant's Termination Date has then already occurred) shall be forfeited and shall be subtracted from the Participant's Account balance.
If a Participant elects a distribution of Grandfathered Deferred Amounts pursuant to this section 8.7, the Participant shall not be permitted to make Deferral Elections or Supplemental Tax Deferred Elections under the Plan with respect to Compensation payable during the one-year period after the request for the lump sum is made.
Financial Hardship. The Plan Administrator shall have the authority to alter the timing or manner of payment of the portion of a Participant's Account balance attributable to the Participant's Participant Deferral Credits (and earnings thereon) and Share Equivalent Account in the event that the Participant establishes, to the satisfaction of the Plan Administrator, that he has incurred a Financial Hardship. In such event, the Plan Administrator may, in its sole discretion:
(a)provide that all, or a portion, of the Participant's Participant Deferral Credits and Share Equivalent Account shall immediately be paid in a lump sum cash payment; or
provide that all, or a portion, of the installments payable over a period of time shall immediately be paid in a lump sum cash payment.
49288172 26

Withdrawals of amounts because of a Financial Hardship may only be permitted to the extent reasonably necessary to satisfy the Financial Hardship. Distributions may not be made pursuant to this section 8.8 from the portion of a Participant's Account attributable to Supplemental Employer Credits, Supplemental Employer Matching Credits, or Supplemental Discretionary Credits, and the earnings thereon, or dividend equivalent units credited thereto.

ARTICLE 9 ADMINISTRATION
Authority of the Company. The Plan shall be administered by the Company. However, the Company may delegate any and all of the authority granted under the Plan to the Plan Administrator to any employee or employees of the Company. Subject to the provisions herein, and provided that any such actions must comply with Code section 409A, the Plan Administrator or its delegate shall have full power to conclusively construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish or amend rules for the Plan's administration, to amend (subject to the provisions of Article 11 herein) the terms and conditions of the Plan and any agreement entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan.
Decisions Binding. All interpretations, determinations and decisions made by the Plan Administrator pursuant to the provisions of the Plan, and all related orders or resolutions of the Company, or in accordance with the CNH Global N.V. Finance Policy Delegation of Authority Policy Number 300.01, as amended from time to time, shall be final, conclusive, and binding on all persons, including any CNHI Company, its stockholders, employees, Participants, and their estates and beneficiaries.
Withholding Taxes. All amounts payable under the Plan shall be subject to withholding of applicable U.S. Federal, state, and local taxes.
Indemnification. The Company shall indemnify each employee of the Company who is responsible for administering the Plan against any and all claims, losses, damages, expenses, including counsel fees, incurred by such employee and any liability, including any amounts paid in settlement with the Company's approval, arising from the employee's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of the employee.
ARTICLE 10 RIGHTS OF PARTICIPANTS
Contractual Obligation. The Plan shall create a contractual obligation on the part of the
Participating Employer to make payments from the Participants' Accounts when due. Payment of any amounts due under the Plan shall be made out of the general funds of the Participating Employer.
49288172 27

Unsecured Interest. The Plan constitutes only an unfunded, unsecured promise of the Participating Employer to make payments in the future in accordance with the terms of the Plan. Such amounts shall be reflected on the accounting records of the Participating Employer but shall not be construed to create or require the creation of a trust, custodial or escrow account, nor create a trust or fiduciary relationship of any kind between the Participating Employer and a Participant or any other person. No Participant or party claiming an interest under the Plan shall have any interest whatsoever in any specific asset of the Participating Employer. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Participating Employer. Notwithstanding the foregoing, the Participating Employer may establish one or more trusts, with such trustee as the Plan Administrator may approve, for the purpose of providing for the payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of any such Participating Employer's general creditors. To the extent benefits under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect to such benefits, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Participating Employer.
Employee Status. Nothing in the Plan shall interfere with nor limit in any way the right of an Participating Employer to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Participating Employer or the CNHI Companies. The Plan will not give any person any right or claim to any benefits under the Plan unless such right or claim has specifically accrued under the terms of the Plan.
Claims for Benefits. The Plan Administrator shall establish and maintain reasonable procedures governing the filing of benefit claims, notification of benefit determinations and appeal of adverse benefit determinations, which procedures shall be incorporated herein by reference. The claims procedures shall not contain any provision and shall not be administered in any manner that unduly inhibits or hampers the initiation or processing of claims for benefits. The Plan's claims procedures shall contain administrative processes and safeguards designed to ensure and to verify that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. Effective April 1, 2018, all claims for benefits shall be administered under the procedures as established in Appendix A of the Plan.

ARTICLE 11 AMENDMENT AND TERMINATION
The Company hereby reserves the right to amend, modify, or terminate the Plan as applied to any Participating Employer at any time by action of the Company, which may be in accordance with Plan section 9.1 or the CNH Global N.V. Finance Policy Delegation of Authority Policy Number 300.01, as amended from time to time. Except as described below in this Article 11, no such amendment or termination shall in any material manner adversely affect any Participant's vested rights to deferred amounts credited to the Participant's Account under the Plan before the date of such amendment or termination, without the consent of the Participant.
The Company shall have the discretion to liquidate the Plan upon termination only if the requirements of Treasury regulation section 1.409A-3(j)(4)(ix) are satisfied. Any Participating Employer may terminate its participation in the Plan in whole or in part at any time, provided
49288172 28

that (1) it has made adequate provision for any amount payable by it under the terms of the Plan as in effect on the date it terminates its participation in the Plan, and (2) that any benefits payable in connection with Post-'04 Deferred Amounts with respect to such Participating Employer are paid at a time permitted under Code section 409A.
With respect only to Grandfathered Deferred Amounts, upon termination of the Plan as to any Participating Employer, the Plan Administrator or its delegate, in its sole discretion, may provide that amounts attributable to the portion of the Plan terminated with respect to that Participating Employer shall be distributed in accordance with the provisions of section 8.3 and without regard to the six-month delay period otherwise applicable to Key Employees.

ARTICLE 12 MISCELLANEOUS
Notice. Any notice or filing required or permitted to be given to the Company, a
Participating Employer, or the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Plan Administrator at the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Nontransferability. Participants' rights to deferred amounts, Supplemental Credits, shares of Common Stock and earnings under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall a Participating Employer make any payment under the Plan to any assignee or creditor of a Participant, including an alternate payee under a domestic relations order.
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
Offset. In the event any payments hereunder exceed the amounts to which the recipient of such payments is entitled, the Participating Employer may withhold or reduce subsequent payments, or may take such other action as it deems necessary or appropriate, to correct such overpayment.
Benefits as Compensation for Purposes of Other Plans. Any payments under the Plan shall not be deemed salary or other compensation to the employee for the purposes of computing benefits to which the employee may be entitled under any employee benefit plan, or other similar arrangement of any CNHI Company for the benefit of its employees.
Facility of Payment. If a Participant's duly qualified guardian or legal representative makes claim for any amount owing to the Participant, the Plan Administrator shall pay the amount to which the Participant is entitled to such guardian or legal representative. In the event a distribution is to be made to a minor, the Plan Administrator may direct that such distribution
49288172 29

be paid to the legal guardian, or if none, to a parent of such minor or an adult with whom the beneficiary maintains his residence, or to the custodian for such beneficiary under the Uniform Gifts to Minors Act if permitted by the laws of the state in which the beneficiary resides. Any payment made pursuant to this section 12.6 in good faith shall be a payment for the account of the Participant and shall be a complete discharge from any liability of the Participating Employer and all CNHI Companies.
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
Costs of the Plan. All reasonable expenses incurred in implementing and administering the Plan shall be paid by any trust established pursuant to section 10.2 to the extent such expenses are not directly paid by the a Participating Employer. Any costs that cannot be paid by the trust for any reason shall be borne by the Employer or a Participating Employer, as applicable.
Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the state of Wisconsin, to the extent not superseded by the federal law of the United States.
Successors. All obligations of a Participating Employer under the Plan shall be binding on any successor to such Participating Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Participating Employer.Administrative Forms. All applications, elections and designations in connection with the Plan made by a Participant shall become effective only when duly executed on forms or via the Plan's Participant Access System as provided by the Plan Administrator and filed with the Plan Administrator.

9024590_12
49288172 30

Exhibit A Prior Plan
49288172 Ex. A-1

APPENDIX A
CASE NEW HOLLAND INC.
2005 DEFERRED COMPENSATION PLAN BENEFIT CLAIMS PROCEDURES
The Plan Administrator of the Case New Holland Inc. 2005 Deferred Compensation Plan
(the "Plan") establishes the following procedures for persons entitled to benefits to file benefit claims, receive notice of benefit determinations and appeal adverse benefit determinations.
These procedures, effective as of April 1, 2018, supersede any prior claims procedures under the Plan, constitute the Plan's written claims procedures and are incorporated in the Plan by reference.
These claims procedures are intended to comply with section 503 of the Employee Retirement Income Security Act of 1974 ("ERISA") and applicable regulations. These claims procedures may not be construed in any manner which would unduly inhibit or hamper the initiation or processing of any claim for benefits. All benefit determinations made under these procedures are made in accordance with the Plan documents and, if appropriate, applied consistently to similarly situated claimants.
A.Administration of Claims Procedures. The Plan Administrator is responsible for the administration of the Plan's claims procedures. All benefit claims, appeals and related inquiries should be addressed to:
Case New Holland Industrial Inc.
6900 Veterans Boulevard Burr Ridge, IL 60527
Attn: Deferred Compensation Plan Administrator
For purposes of these claims procedures, the Plan relies on a general presumption that a notice sent by first class mail will be received in five business days from the mailing.
B.Application for Benefits. A person entitled to benefits from the Plan must complete an application for benefits as directed by the Plan Administrator. The Plan Administrator approves or denies the claim.
C.Claims Procedures Other than Disability Claims. The following procedures will apply to the review of a claim other than a claim for a disability benefit.
1.Notification of Adverse Benefit Determination. The Plan Administrator provides written or electronic notification to the claimant of an adverse benefit determination within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan Administrator. A notice of adverse benefit determination:
States the specific reason or reasons for the adverse determination;
49288172 App. A-1

a.Refers to specific Plan provisions on which the determination is based;
b.Describes any additional material or information necessary for the claimant to perfect the claim and explain why such material or information is necessary; and
c.Describes the Plan's review procedures and the time limits applicable to such procedures. The notice includes a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
An adverse benefit determination can be: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a participant's or beneficiary's eligibility to participate in the Plan.
2.Extension of Time for Processing a Claim. If the Plan Administrator determines that an extension of time for processing the claim is required, the Plan Administrator provides written notice of the extension to the claimant before the end of the initial 90-day period. The notice explains the special circumstances requiring a delay in the decision and sets a date, no later than 180 days after the initial receipt of the claim, by which the claimant can expect to receive a decision.
3.Appeal of Adverse Benefit Determinations. A claimant who receives an adverse benefit determination is entitled to a full and fair review of that determination. Within 60 days following the receipt of an adverse benefit determination, a claimant must file a written appeal of the adverse benefit determination with the Plan Administrator. The claimant may submit written comments, documents, records, and other information relating to the claim for benefits with the appeal. Upon request, the claimant is provided reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits free of charge.
A document, record or other information is considered "relevant" to a claimant's claim if such document, record, or other information:
a.Is relied upon in making the benefit determination;
b.Is submitted, considered, or generated in making the benefit determination, without regard to whether such document, record, or other information is relied upon in making the benefit determination; or
c.Demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.
4.     Review of Denied Claim. The Plan Administrator's review of the claim considers all                 comments, documents, records, and other information submitted by the
49288172 App. A-2

claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator's determination on review is binding on all parties.
5.    Notification of Benefit Determination on Review. The Plan Administrator provides the claimant with written or electronic notification of a Plan's benefit determination on review. The Plan Administrator provides the notice within a reasonable period of time, but not later than 60 days after receipt of the claimant's request for review by the Plan Administrator (unless there is a review by a committee as described in paragraph 6 below). The Plan Administrator may determine that an extension of time for processing the claim is required. If an extension is required, the Plan Administrator provides written notice of the extension to the claimant before the end of the initial 60-day period. The notice indicates the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review. The extension of the determination on review will not exceed a period of 60 days from the end of the initial period.
The notification of determination on review:
a.States the specific reason or reasons for the benefit determination;
b.Refers to the specific Plan provisions on which the benefit determination is based;
c.States that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and
d.States the claimant's right to bring an action under section 502(a) of ERISA.
Legal action against the Plan may not be commenced more than 365 days after the Plan Administrator notifies the claimant of the determination on review. Any claim or action by a participant or beneficiary relating to or arising under the Plan can only be brought in the U.S. District Court for the Eastern District of Wisconsin, and this court has personal jurisdiction over any participant or beneficiary named in the action.
6.     Review by a Committee. If the Plan has a committee designated as the appropriate named fiduciary, and the committee holds regularly scheduled meetings at least quarterly, special rules apply. The committee makes a benefit determination on review no later than the date of the meeting of the committee which immediately follows the Plan Administrator's receipt of a request for review, unless the request for review is filed less than 31 days before the date of such meeting. If the request for review is filed less than 31 days before a scheduled meeting, the committee may make the benefit determination no later than the date of the second meeting following the Plan Administrator's receipt of
49288172 App. A-3

the request for review. If special circumstances require a further extension of time for processing, the committee renders a benefit determination not later than the third meeting of the committee following the receipt of the request for review.
If such an extension of time for review is required because of special circumstances, the Plan Administrator provides the claimant with written notice of the extension before the extension begins. The notice describes the special circumstances and the date as of which the benefit determination will be made. The Plan Administrator notifies the claimant of the benefit determination as soon as possible, but not later than five days after the benefit determination is made.
The notice must comply with the requirements of paragraph 5 above.
7.    Calculation of Time Periods. The period of time for making a benefit determination begins when a claim is filed in accordance with the reasonable filing procedures of the Plan. The period of time begins without regard to whether all of the information necessary to decide the claim accompanies the filing. Days are measured in calendar days. In the case of a benefit determination on review, if the 60-day period for review is extended due to the claimant's failure to submit information necessary to decide the claim, the total 120-day period for processing the claim is suspended from the date on which notice is sent to the claimant to the date on which a response from the claimant is received by the Plan Administrator.
D.Disability Claims Procedures. The following procedures apply to the review of a claim for a disability benefit, to the extent disability benefits are available under the Plan:
1.Description of a Disability Claim. A retirement plan provides a disability benefit if the plan conditions the availability of a benefit upon a determination that the participant is disabled.
A claim for disability benefits is subject to these separate disability claims procedures if the Plan Administrator must make a determination of disability to approve or deny the claim. These claims procedures for a disability claim will not apply if the payment of a disability benefit under the Plan is conditioned solely on a finding of disability by a third party other than the Plan Administrator. For example, if the Plan provides a disability benefit to a participant based solely on a finding of disability by the Social Security Administration or under the employer's long-term disability plan, a claim for benefits would not be subject to these separate disability claims procedures.
2.Notification of Adverse Benefit Determination. The Plan Administrator provides written or electronic notification to the claimant of an adverse benefit determination within a reasonable time period, but no later than 45 days after the Plan Administrator receives the claim. The notice of adverse benefit determination:
49288172 App. A-4

a.States the specific reason or reasons for the adverse determination, including a discussion of the decision and the basis for disagreement with, or not, following:
(i)A health care or vocational professional who treated or evaluated the claimant;
(ii)A medical or vocational expert whose advise was solicited by the plan in connection with the claimant's adverse benefit determination; and
(iii)A disability determination regarding the claimant made by the Social Security Administration.
b.Refers to specific Plan provisions on which the determination is based;
c.Describes any additional material or information necessary for the claimant to perfect the claim and explains why such material or information is necessary;
d.Describes the Plan's review procedures and the time limits applicable to such procedures;
e.Includes a copy of any internal rule, guideline, protocol or similar criteria that was relied on, or a statement that no such rule, guideline, protocol or similar criteria exists;
f.If the determination was based on medical necessity, experimental treatment, or similar exclusion or limit, states the claimant is entitled to receive, free of charge upon request, an explanation of the scientific or clinical judgment for the determination that applies Plan terms to the claimant's medical circumstances.
g.States the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and
h.States the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
An adverse benefit determination can be: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including such denial, reduction, termination, or failure to provide or make payment based on a determination of a participant's or beneficiary's eligibility to participate in the Plan.
3.Extension of Time for Processing a Claim. If the Plan Administrator determines that an extension of time for processing the claim is required, written notice of the
49288172 App. A-5

extension is furnished to the claimant before the end of the initial 45-day period. The notice sets a date no later than 75 days after the initial receipt of the claim by which the claimant can expect to receive a decision. If the Plan Administrator determines that a decision cannot be rendered within the extended period due to matters beyond the control of the Plan Administrator, the period for making the determination may be extended for up to an additional 30 days. The extension may not exceed 105 days after the initial receipt of the claim, provided that the Plan Administrator notifies the claimant, prior to the termination of the first
75-day extension period, of the circumstances requiring the extension and the date as of which the Plan Administrator expects to render a decision.
The notice of extension specifically explains the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. If additional information is requested, the claimant has a minimum of 45 days from the date of the receipt of the notice to submit information. A decision will be made within 30 days of the claimant's response, or the deadline date. The Plan Administrator relies on a general presumption that a notice sent by first class mail will be received within five business days of mailing.
Alternatively, the notice of extension may include a notice of adverse benefit determination stating that the Plan Administrator will deny the claim if the claimant fails to provide any information in response to the Plan Administrator's request within a minimum of 45 days. In such case, the claimant may appeal the claim in accordance with the Plan's procedures. The notice advises that the period for appealing the denied claim begins to run at the end of the deadline period set by the Plan. The notice complies with the content requirements for the notification of adverse benefit determination as described in paragraph D 0 above.

4.    Appeal of Adverse Benefit Determination. A claimant who receives an adverse benefit determination of a disability claim is entitled to a full and fair review of that determination. A written appeal of the adverse determination must be filed with the Plan Administrator within 180 days following receipt of a notification of an adverse benefit determination. The claimant may submit with the appeal written comments, documents, records, and other information relating to the claim for benefits. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. A document, record or other information will be considered "relevant" to a claimant's claim if such document, record, or other information is relied upon in making the adverse benefit determination; is submitted, considered, or generated in the course of making the adverse benefit determination, without regard to whether such document, record, or other information is relied upon in making the adverse benefit determination; demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; or constitutes a statement of policy or guidance with respect to the Plan concerning the denied benefit for the
49288172 App. A-6

claimant's diagnosis, without regard to whether such advice or statement was relied upon in making the adverse benefit determination.
5.Review of Denied Claim. The Plan Administrator's review of the claim considers all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. In the course of the review, the Administrator shall provide the claimant, free of charge, with (i) any new or additional evidence considered, relied upon, or generated by the Plan or the Plan Administrator, or (ii) any new or additional rationale relied upon in connection with the claim. Such new or additional evidence or rationale shall be provided as soon as possible and sufficiently in advance of the Plan Administrator's final decision in order to give the claimant a reasonable opportunity to respond. The Plan Administrator's determination on review is binding on all parties.
As other requirements, the review on appeal does not defer to the initial adverse benefit determination. The review is conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the initial adverse benefit determination nor the subordinate of such individual. If the adverse benefit determination is based in whole or in part on a medical judgment, an appropriate named fiduciary of the Plan consults with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Upon request, the Plan Administrator provides the identification of the medical or vocational experts, without regard to whether the advice is relied upon in making the benefit determination. The health care professional shall not be the same professional who was consulted in connection with the initial adverse benefit determination, nor the subordinate of any such individual. A health care professional is a physician or other health care professional licensed, accredited or certified to perform specified health services consistent with state law.
6.Notification of Benefit Determination on Review. The Plan Administrator provides the claimant with written or electronic notification of an adverse benefit determination on review. The Plan Administrator provides notice within a reasonable period of time, but not later than 45 days after receipt of the claimant's request for review by the Plan Administrator. The Plan Administrator may determine that an extension of time for processing the claim is required. If an extension is required, the Plan Administrator provides written or electronic notice of the extension to the claimant before the end of the initial 45-day period. The notice indicates the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review. The extension of the determination on review may not exceed a period of 45 days from the end of the initial period.
49288172 App. A-7

The notification of determination on review:
a.States the specific reason or reasons for the adverse determination including a discussion of the decision and the basis for disagreement with or not following:
(iv)A health care or vocational professional who treated or evaluated the claimant;
(v)A medical or vocational expert whose advice was solicited by the Plan in connection with the claimant’s adverse benefit determination; and
(vi)A disability determination regarding the claimant made by the Social Security Administration;
b.Refers to the specific Plan provisions on which the benefit determination is based;
c.Includes a copy of any internal rule, guideline, protocol or similar criteria that was relied on, or a statement that no such rule, guideline, protocol or similar criteria exists;
d.If determination was based on medical necessity, experimental treatment, or similar exclusion or limit, states the claimant is entitled to receive, free of charge upon request, an explanation of the scientific or clinical judgment for the determination that applies Plan terms to the claimant's medical circumstances;
e.States that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and
f.States the claimant's right to bring an action under section 502(a) of ERISA, including the calendar date by which such an action must be brought.
Legal action against the Plan may not be commenced more than 365 days after the Plan Administrator notifies the claimant of the adverse benefit determination on review. Any claim or action by a participant or beneficiary relating to or arising under the Plan can only be brought in the U.S. District Court for the Eastern District of Wisconsin, and this court has personal jurisdiction over any participant or beneficiary named in the action.
7.Calculation of Time Periods. The period of time for making a benefit determination begins when a claim is filed in accordance with the reasonable filing procedures of the Plan. The period of time begins without regard to whether all of the information necessary to decide the claim accompanies the
49288172 App. A-8

filing. Days are measured in calendar days. If the time period is extended during the initial benefit determination due to the claimant's failure to submit information necessary to decide the claim, the time period for processing the claim is suspended from the date on which the notice is sent to the claimant to the date the Plan Administrator receives the claimant's response, or 45 days, if later. If instead the time period was extended during the benefit determination on review due to the claimant's failure to submit information necessary to decide the claim, the time period for processing the claim is suspended from the date on which the notice is sent to the claimant to the date the Plan Administrator receives the claimant's response to the request.
8.    Deemed Exhaustion of Remedies. If the Plan Administrator fails to follow these procedures in accordance with applicable law, a claimant is deemed to have exhausted the administrative remedies available under the Plan. The claimant is entitled to pursue any available remedies under section 502(a) of ERISA on the basis that the Plan failed to provide a reasonable claims procedure that would yield a decision on the merits of a claim.
9.     Authorized Representative of Claimant. The Plan's claims procedures do not preclude an authorized representative of a claimant from acting on behalf of such claimant in pursuing a benefit claim or appeal of an adverse benefit determination. The Plan Administrator may establish reasonable procedures for determining whether an individual has been authorized to act on behalf of the claimant. Absent direction from the claimant, the Plan Administrator directs all information and notifications to the representative authorized to act on the claimant's behalf.
10.    Miscellaneous. Electronic notification by the Plan Administrator must comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv).
49288172 App. A-9

APPENDIX B

CASE NEW HOLLAND INDUSTRIAL INC. 2005 DEFERRED COMPENSATION PLAN PARTICIPATING EMPLOYERS
Pursuant to authorization from the Company, the following employers are Participating Employers in the Plan:

A.CNH Industrial America LLC

B.CNH Industrial Capital LLC

C.New Holland Credit Company, LLC
D.Raven Industries, Inc.
E.Raven Applied Technologies, LLC

F.Raven Slingshot, Inc.
42585360
49288172 B-1